As filed with the Securities and Exchange Commission on July 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alaunos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1475642
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 E. Las Olas Blvd., Suite 300 Fort Lauderdale, FL	33301
(Address of principal executive offices)	(Zip Code)

Alaunos Therapeutics, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

Holger Weis

Chief Executive Officer

Alaunos Therapeutics, Inc.

501 E. Las Olas Blvd., Suite 300

Fort Lauderdale, FL 33301

(346) 355-4099

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE; INCORPORATION BY REFERENCE OF CONTENTS OF PRIOR REGISTRATION STATEMENT ON FORM S-8

This Registration Statement is being filed by Alaunos Therapeutics, Inc. (the “Registrant”) for the purpose of registering additional securities of the same class as other securities for which registration statements on Form S-8 relating to the Alaunos Therapeutics, Inc. (formerly ZIOPHARM Oncology, Inc.) 2020 Equity Incentive Plan, as amended (the “2020 Plan”) are already effective.

Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the contents of the following prior registration statements on Form S-8 in their entirety, including all exhibits thereto:

▪
Registration Statement on Form S-8 (File No. 333-241698), filed with the Securities and Exchange Commission on August 6, 2020, relating to the registration of 5,750,000 shares (pre-split) of the Registrant’s common stock, par value $0.001 per share, authorized for issuance under the 2020 Plan (as adjusted for subsequent reverse stock splits); and
▪
Registration Statement on Form S-8 (File No. 333-263983), filed with the Securities and Exchange Commission on March 30, 2022, relating to the registration of an additional 15,250,000 shares (pre-split) of the Registrant’s common stock authorized under the Plan (as adjusted for subsequent reverse stock splits).

This Registration Statement registers an additional 1,000,000 shares of common stock authorized for issuance under the 2020 Plan pursuant to the amendment approved by the Registrant’s stockholders on July 3, 2025. After giving effect to such amendment and all prior reverse stock splits (including the 1-for-15 reverse split and the 1-for-10 reverse stock split effective and January 31, 2024 and July 16, 2024), the 2020 Plan authorizes the issuance of up to 1,130,745 shares of common stock in the aggregate. As of the date of this Registration Statement, approximately 601,774 shares remain available for future issuance under the 2020 Plan (after accounting for prior grants, forfeitures, cancellations, and the effects of reverse stock splits).

PART II

ITEM 3. Incorporation of Documents by Reference.

The following documents (File No. 001-33038) previously filed with the SEC are hereby incorporated by reference:

•	the registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 23, 2026 (the “2025 Annual Report”);

•

all other reports filed with the SEC pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s 2025 Annual Report; and

•	the description of the Company’s Common Stock contained in Exhibit 4.7 to the 2025 Annual Report, including any amendments or reports filed for the purposes of updating this description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K (or any portion thereof so furnished) prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors to the maximum extent permitted by applicable law, and the Registrant’s bylaws, as amended, provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by law.

The Registrant has entered into indemnification agreements with the Registrant’s directors, whereby the Registrant has agreed to indemnify the Registrant’s directors to the fullest extent permitted by the DGCL, including advancement of expenses incurred in legal proceedings to which the director was, or is threatened to be made, a party by reason of the fact that (i) such director is or was a director of the Registrant, (ii) such director acted while a director, officer, employee or agent of the Registrant, or (iii) such director was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. At present, there is no pending litigation or proceeding involving a director of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains a directors’ and officers’ liability insurance policy that indemnifies the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

ITEM 8. Exhibits

Exhibit No.	Description
4.1	2020 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 29, 2020)
5.1	Opinion of The Doney Law Firm as to the legality of the securities being registered
23.1	Consent of Cherry Bekaert LP
23.2	Consent of The Doney Law Firm (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)
107*	Filing Fee Table
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale Florida, on July 1, 2026.

ALAUNOS THERAPEUTICS, INC.

/s/ Holger Weis Holger Weis	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)

/s/ Ferdinand Groenewald Ferdinand Groenewald	Vice President, Finance (Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Holger Weis and Ferdinand Groenewald, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Holger Weis Holger Weis	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	July 2, 2026

/s/ Ferdinand Groenewald Ferdinand Groenewald	Vice President, Finance (Principal Accounting Officer)	July 2, 2026

/s/ Robert W. Postma Robert W. Postma	Director	July 2, 2026

/s/ Jaime Vieser Jaime Vieser	Director	July 2, 2026

/s/ Michael A. Jerman Michael A. Jerman	Director	July 2, 2026